UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2025

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia	001-33135	81-5166048
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1050 Crown Pointe Parkway

Suite 720

Atlanta, Georgia 30338

(Address of Principal Executive Offices, and Zip Code)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other items

On November 10, 2025Regional Health Properties, Inc. (“Regional,” the “Company,” “we,” “us” or “our”) today announced the completion of the sale of the Coosa Valley Health and Rehab facility (the “Coosa Valley facility”) located in Glencoe, Alabama by its subsidiary Coosa Nursing ADK LLC to an unaffiliated company for $10.6 million. A gain on the sale of the property of approximately $3.7 million is expected to be reported in Regional’s results for the quarter ending December 31, 2025. Debt of approximately $4.9 million was repaid at closing. Cash of approximately $4.7 million was received at closing, after payments of $0.6 million of transaction expenses (including operations adjustments) and $0.4 million deposited into escrow accounts for unresolved tax liabilities related to the Coosa Valley facility. Regional anticipates that a portion of the escrowed funds will be released back to the Company. The Company intends to use the remaining proceeds received at closing for general corporate and other purposes.

Item 9.01 Financial Statements and Exhibits

99.1	Regional Health Properties, Inc. reports sale of skilled nursing facility
104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGIONAL HEALTH PROPERTIES, INC.

Date:	November 10, 2025	By:	/s/ Brent Morrison
Brent Morrison
Chief Executive Officer and President